FOR IMMEDIATE RELEASE	December 3, 2018
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES COMPLETES ACQUISITION OF OHIO COMMUNITY

FREEHOLD, NJ, December 3, 2018........ UMH Properties, Inc. (NYSE: UMH) today announced that on November 30, 2018, it closed on the acquisition of a community located in Ohio for a total purchase price of approximately $23,000,000. This community contains 488 developed homesites of which approximately 67% are occupied. The community is situated on approximately 117 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to further strengthen our presence in the Ohio market. This community is well located, right off of Interstate 80, and in good condition. Our business plan will enhance community operations driving tremendous value through the occupancy of vacant sites. This acquisition also has additional acreage that can be developed in the future.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 116 manufactured home communities with approximately 21,200 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan. In addition, the Company owns a portfolio of REIT securities.

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